COMPX REPORTS SECOND QUARTER 2026 RESULTS

DALLAS, TEXAS … August 4, 2026 … CompX International Inc. (NYSE American: CIX) announced today net sales of $43.6 million for the second quarter of 2026 compared to $40.3 million in the same period of 2025. Operating income was $8.9 million in the second quarter of 2026 compared to $6.3 million in the same period of 2025. Net income was $7.2 million, or $.59 per basic and diluted common share, for the second quarter of 2026 compared to $5.5 million, or $.44 per basic and diluted common share, in the same period of 2025.

For the six months ended June 30, 2026, net sales were $84.2 million compared to $80.6 million in the previous year. Operating income was $16.0 million for the first six months of 2026 compared to $12.2 million for the same period in 2025. Net income for the six months ended June 30, 2026, was $13.1 million, or $1.06 per basic and diluted common share, compared to $10.6 million, or $.86 per basic and diluted common share, for the same period in 2025.

Second quarter and year-to-date 2026 net sales increased over the comparable 2025 periods due to higher Security Products sales across a variety of markets including the healthcare, transportation, tool storage and distributor markets and higher Marine Components sales to the industrial market. Operating income increased in the second quarter and for the first six months of 2026 compared to the same periods in 2025 due to higher sales and gross margin predominantly at the Security Products segment and to a lesser extent the Marine Components segment.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 590 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.

The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;

●	Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs), including as a result of additional or changed tariffs on imported raw materials, and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	The impact of pricing and production decisions;
●	Customer and competitor strategies including substitute products;
●	Our ability to retain key customers;
●	Uncertainties associated with new product development and the development of new product features;
●	Pending or possible future litigation (such as litigation related to our use of certain permitted chemicals in our production process) or other actions;
●	Our ability to protect or defend our intellectual property rights;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities);
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Government laws and regulations and possible changes therein including new environmental, health and safety, sustainability or other regulations;
●	General global economic and political conditions that disrupt our supply chain, reduce demand or perceived demand for component products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. government on imports from China and Mexico);
●	Technology related disruptions (including, but not limited to, cyber attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders; and
●	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

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COMPX INTERNATIONAL INC.

SUMMARY OF CONSOLIDATED OPERATIONS

(Unaudited)

(In millions, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026
Net sales	$40.3	$43.6	$80.6	$84.2
Cost of sales	27.4	28.1	55.5	55.4
Gross margin	12.9	15.5	25.1	28.8
Selling, general and administrative expense	6.6	6.6	12.9	12.8
Operating income	6.3	8.9	12.2	16.0
Interest income	.9	.6	1.7	1.3
Income before income taxes	7.2	9.5	13.9	17.3
Income tax expense	1.7	2.3	3.3	4.2
Net income	$5.5	$7.2	$10.6	$13.1

Basic and diluted net income per common share	$.44	$.59	$.86	$1.06
Weighted average diluted common shares outstanding	12.3	12.3	12.3	12.3